UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-04985			September 29, 2022

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Templeton Emerging Markets Fund

4. Address of principal executive office: (number, street, city, state, zip code)
300 S.E. 2nd Street, Fort Lauderdale, FL 33301-1923

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Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin Universal Trust
Franklin U.S. Government Money Fund
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Global Smaller Companies Fund
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:

Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of March 31, 2021.  The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 2021, and with respect to agreement of security purchases and sales, for the period from January 1, 2021 (see Attachment A for details) through March 31, 2021:

  Confirmation of all securities held by Franklin Templeton Investors Services, Inc., (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

  Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

  Agreement of 174 security purchases and 206 security sales across the Funds since our last report from the books and records of the Funds to the records of the Transfer Agent

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2021 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

September 29, 2022

PricewaterhouseCoopers LLP, 405 Howard Street Suite 600, San Francisco, California 94105

T: (415) 498 5000, www.pwc.com/us

Attachment A	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Balanced Fund[a]	January 1, 2021 - March 31, 2021

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund[a]	January 1, 2021 - March 31, 2021

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth Opportunities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Natural Resources Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small Cap Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small-Mid Cap Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin Strategic Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Templeton SMACS Series Ea	January 1, 2021 - March 31, 2021
Franklin Templeton SMACS Series Ia	January 1, 2021 - March 31, 2021

Franklin High Income Trust:
Franklin High Income Fund[a]	January 1, 2021 - March 31, 2021

Institutional Fiduciary Trust:
Money Market Portfolio[a]	January 1, 2021 - March 31, 2021

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	January 1, 2021 - March 31, 2021
Franklin International Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin International Small Cap Fund[a]	January 1, 2021 - March 31, 2021

Franklin U.S. Government Money Fund[a]	January 1, 2021 - March 31, 2021

Franklin Gold and Precious Metals Fund[a]	January 1, 2021 - March 31, 2021

Franklin Universal Trust[a]	January 1, 2021 - March 31, 2021

Templeton China World Fund[a]	January 1, 2021 - March 31, 2021

Templeton Emerging Markets Fund[a]	January 1, 2021 - March 31, 2021

Templeton Emerging Markets Income Fund[a]	January 1, 2021 - March 31, 2021

Templeton Funds:
Templeton International Climate Change Fund[a]	January 1, 2021 - March 31, 2021

Templeton Global Income Fund[a]	January 1, 2021 - March 31, 2021

Templeton Global Smaller Companies Fund[a]	January 1, 2021 - March 31, 2021

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Bond Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Total Return Fund[a]	January 1, 2021 - March 31, 2021
Templeton International Bond Fund[a]	January 1, 2021 - March 31, 2021

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin U.S. Government Securities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Utilities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Focused Growth Fund[a]	January 1, 2021 - March 31, 2021

Franklin Strategic Mortgage Portfolio[a]	January 1, 2021 - March 31, 2021

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Convertible Securities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Equity Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Floating Rate Daily Access Fund[a]	January 1, 2021 - March 31, 2021
Franklin Low Duration Total Return Fund[a]	January 1, 2021 - March 31, 2021
Franklin Managed Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Total Return Fund[a]	January 1, 2021 - March 31, 2021

Templeton Developing Markets Trust[a]	January 1, 2021 - March 31, 2021

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Corefolio Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Emerging Market Core Equity (IU) Fund[a]	January 1, 2021 - March 31, 2021
Franklin Founding Funds Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin International Core Equity (IU) Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart Retirement Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2020 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2025 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2030 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2035 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2040 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2045 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2050 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2055 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin Moderate Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Payout 2020 Fund[a]	January 1, 2021 - March 31, 2021
Franklin Payout 2021 Fund[a]	January 1, 2021 - March 31, 2021
Franklin Payout 2022 Fund[a]	January 1, 2021 - March 31, 2021
Franklin U.S. Core Equity (IU) Fund[a]	January 1, 2021 - March 31, 2021

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Flex Cap Growth VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Global Real Estate VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth and Income VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Income VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Large Cap Growth VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Rising Dividends VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small Cap Value VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small-Mid Cap Growth VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Strategic Income VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin VolSmart Allocation VIP Fund[a]	January 1, 2021 - March 31, 2021
Templeton Developing Markets VIP Fund[a]	January 1, 2021 - March 31, 2021
Templeton Foreign VIP Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Bond VIP Fund[a]	January 1, 2021 - March 31, 2021

Templeton Dragon Fund, Inc.[a]	January 1, 2021 - March 31, 2021

Templeton Institutional Funds:
Foreign Small Company Series[a]	January 1, 2021 - March 31, 2021
International Equity Series[a]	January 1, 2021 - March 31, 2021

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	January 1, 2021 - March 31, 2021

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Floating Rate Master Series[a]	January 1, 2021 - March 31, 2021

Franklin Limited Duration Income Trust[a]	January 1, 2021 - March 31, 2021

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	January 1, 2021 - March 31, 2021

Franklin Templeton ETF Trust:
Franklin Equity Portfolio[a]	January 1, 2021 - March 31, 2021
Franklin Fixed Income Portfolio[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ Emerging Markets ETF[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ U.S. Equity ETF[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ U.S. Mid Cap Equity ETF[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ U.S. Small Cap Equity ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Asia ex Japan ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE China ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Europe ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Europe Hedged ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Japan ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Japan Hedged ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE United Kingdom ETF[a]	January 1, 2021 - March 31, 2021
Franklin U.S. Core Bond ETF[b]	January 1, 2021 - March 31, 2021
Franklin Liberty Ultra Short Bond ETF[b]	January 1, 2021 - March 31, 2021
Franklin Liberty U.S. Treasury Bond ETF[b]	January 1, 2021 - March 31, 2021

Legend:

a: December 31, 2020 represents the date of our last examination.

b: Fund was not in scope for the December 31, 2020 examination.

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the Franklin Templeton Funds indicated in Attachment I (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies of the Investment Company Act of 1940.  We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of March 31, 2021, and for the periods indicated in Attachment I.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 2021, and for the periods indicated in Attachment I, with respect to securities reflected in the investment accounts of the Funds.

By:

/s/MATTHEW T. HINKLE

Matthew T. Hinkle

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date September 29, 2022

/s/Christopher Kings

Christopher Kings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Funds

Templeton Funds

Date September 29, 2022

/s/VIVEK PAI

Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date September 29, 2022

Attachment I	Examination Period
Templeton Global Investment Trust:
Templeton Emerging Markets Small Cap Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Balanced Fund[a]	January 1, 2021 - March 31, 2021

Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund[a]	January 1, 2021 - March 31, 2021

Franklin Strategic Series:
Franklin Biotechnology Discovery Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth Opportunities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Natural Resources Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small Cap Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small-Mid Cap Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin Strategic Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Templeton SMACS Series Ea	January 1, 2021 - March 31, 2021
Franklin Templeton SMACS Series Ia	January 1, 2021 - March 31, 2021

Franklin High Income Trust:
Franklin High Income Fund[a]	January 1, 2021 - March 31, 2021

Institutional Fiduciary Trust:
Money Market Portfolio[a]	January 1, 2021 - March 31, 2021

Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund[a]	January 1, 2021 - March 31, 2021
Franklin International Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin International Small Cap Fund[a]	January 1, 2021 - March 31, 2021

Franklin U.S. Government Money Fund[a]	January 1, 2021 - March 31, 2021

Franklin Gold and Precious Metals Fund[a]	January 1, 2021 - March 31, 2021

Franklin Universal Trust[a]	January 1, 2021 - March 31, 2021

Templeton China World Fund[a]	January 1, 2021 - March 31, 2021

Templeton Emerging Markets Fund[a]	January 1, 2021 - March 31, 2021

Templeton Emerging Markets Income Fund[a]	January 1, 2021 - March 31, 2021

Templeton Funds:
Templeton International Climate Change Fund[a]	January 1, 2021 - March 31, 2021

Templeton Global Income Fund[a]	January 1, 2021 - March 31, 2021

Templeton Global Smaller Companies Fund[a]	January 1, 2021 - March 31, 2021

Templeton Income Trust:
Templeton Emerging Markets Bond Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Bond Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Total Return Fund[a]	January 1, 2021 - March 31, 2021
Templeton International Bond Fund[a]	January 1, 2021 - March 31, 2021

Franklin Custodian Funds:
Franklin DynaTech Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth Fund[a]	January 1, 2021 - March 31, 2021
Franklin Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin U.S. Government Securities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Utilities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Focused Growth Fund[a]	January 1, 2021 - March 31, 2021

Franklin Strategic Mortgage Portfolio[a]	January 1, 2021 - March 31, 2021

Franklin Investors Securities Trust:
Franklin Adjustable U.S. Government Securities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Convertible Securities Fund[a]	January 1, 2021 - March 31, 2021
Franklin Equity Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Floating Rate Daily Access Fund[a]	January 1, 2021 - March 31, 2021
Franklin Low Duration Total Return Fund[a]	January 1, 2021 - March 31, 2021
Franklin Managed Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Total Return Fund[a]	January 1, 2021 - March 31, 2021

Templeton Developing Markets Trust[a]	January 1, 2021 - March 31, 2021

Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Corefolio Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Emerging Market Core Equity (IU) Fund[a]	January 1, 2021 - March 31, 2021
Franklin Founding Funds Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin International Core Equity (IU) Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart Retirement Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2020 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2025 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2030 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2035 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2040 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2045 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2050 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin LifeSmart 2055 Retirement Target Fund[a]	January 1, 2021 - March 31, 2021
Franklin Moderate Allocation Fund[a]	January 1, 2021 - March 31, 2021
Franklin Payout 2020 Fund[a]	January 1, 2021 - March 31, 2021
Franklin Payout 2021 Fund[a]	January 1, 2021 - March 31, 2021
Franklin Payout 2022 Fund[a]	January 1, 2021 - March 31, 2021
Franklin U.S. Core Equity (IU) Fund[a]	January 1, 2021 - March 31, 2021

Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Flex Cap Growth VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Global Real Estate VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Growth and Income VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Income VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Large Cap Growth VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Rising Dividends VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small Cap Value VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Small-Mid Cap Growth VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin Strategic Income VIP Fund[a]	January 1, 2021 - March 31, 2021
Franklin VolSmart Allocation VIP Fund[a]	January 1, 2021 - March 31, 2021
Templeton Developing Markets VIP Fund[a]	January 1, 2021 - March 31, 2021
Templeton Foreign VIP Fund[a]	January 1, 2021 - March 31, 2021
Templeton Global Bond VIP Fund[a]	January 1, 2021 - March 31, 2021

Templeton Dragon Fund, Inc.[a]	January 1, 2021 - March 31, 2021

Templeton Institutional Funds:
Foreign Small Company Series[a]	January 1, 2021 - March 31, 2021
International Equity Series[a]	January 1, 2021 - March 31, 2021

Franklin ETF Trust:
Franklin Liberty Short Duration U.S. Government ETF[a]	January 1, 2021 - March 31, 2021

Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund[a]	January 1, 2021 - March 31, 2021
Franklin Floating Rate Master Series[a]	January 1, 2021 - March 31, 2021

Franklin Limited Duration Income Trust[a]	January 1, 2021 - March 31, 2021

Franklin Managed Trust:
Franklin Rising Dividends Fund[a]	January 1, 2021 - March 31, 2021

Franklin Templeton ETF Trust:
Franklin Equity Portfolio[a]	January 1, 2021 - March 31, 2021
Franklin Fixed Income Portfolio[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ Emerging Markets ETF[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ U.S. Equity ETF[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ U.S. Mid Cap Equity ETF[a]	January 1, 2021 - March 31, 2021
Franklin LibertyQ U.S. Small Cap Equity ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Asia ex Japan ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE China ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Europe ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Europe Hedged ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Japan ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE Japan Hedged ETF[a]	January 1, 2021 - March 31, 2021
Franklin FTSE United Kingdom ETF[a]	January 1, 2021 - March 31, 2021
Franklin U.S. Core Bond ETF[b]	January 1, 2021 - March 31, 2021
Franklin Liberty Ultra Short Bond ETF[b]	January 1, 2021 - March 31, 2021
Franklin Liberty U.S. Treasury Bond ETF[b]	January 1, 2021 - March 31, 2021

Legend:

a: December 31, 2020 represents the date of our last examination.

b: Fund was not in scope for the December 31, 2020 examination.